Exhibit 10.2

MAGELLAN GOLD CORPORATION

DEFERRED COMPENSATION AND EQUITY AWARD PLAN

Effective on June 1, 2019

1.	Purpose.

(a)              Magellan Gold Corporation ("Magellan Gold") has established this Deferred Compensation and Equity Award Plan (the "Plan" ).

(b)              The purpose of the Plan is to enable officers, directors and key employees ("Eligible Persons") to defer receipt of compensation for their services on behalf of Magellan Gold and to enable Magellan Gold to provide part or all of the compensation for the service of Eligible Persons by agreeing to issue to such Eligible Persons shares of Magellan Gold's common stock, par value $0.001 per share ("Shares").

(c)              This Plan has been established pursuant to the Magellan Gold Company 2017 Equity Incentive Plan ("Incentive Plan"), and all rights to acquire Shares and Shares issued pursuant to this Plan constitute awards granted and shares issued under the Incentive Plan.

2.	Definitions.

(a)              "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(b)              "Committee" means an existing or newly formed committee of two or more Independent Directors appointed by the Board.

(c)              "Employee" means any person employed by Magellan Gold or a Subsidiary of Magellan Gold. Service as a director or payment of a director's fee by Magellan Gold or a Subsidiary of Magellan Gold alone shall not be sufficient to constitute "employment" by Magellan Gold or a Subsidiary of Magellan Gold.

(d)              "Fair Market Value" means, as of any date, the value of the Shares determined as follows:

(i)       If the Shares are listed on any "established securities market", as defined in Treas. Reg. Section 1.897-l(m) or any successor thereto, the Fair Market Value of a Share shall be the closing sales price for such Share as quoted on such market (or the market with the greatest volume of trading in the Shares if such Shares are traded on more than one market) on the day of determination (or if no sales were reported on such day, on the most recent trading day on which a sales transaction was reported), as reported by such market or such other source as the Board reasonably deems reliable.

(ii)       In the absence of such markets for the Shares, the Fair Market Value shall be determined in good faith by the Board using a reasonable valuation method in accordance with Treas. Reg. Section l.409A-l(b)(5)(iv)(B) or any successor thereto.

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(e)              "Independent Director" means (i) a director who satisfies the definition of Independent Director or similar definition under the applicable securities exchange rules and regulations upon which the Shares are traded from time to time, if applicable, and (ii) a director who either (A) is not a current employee of Magellan Gold or an "affiliated corporation" (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of Magellan Gold or an "affiliated corporation" receiving compensation for prior services (other than benefits under a tax qualified pension plan), is not an officer of Magellan Gold or an "affiliated corporation" at any time and is not currently receiving direct or indirect remuneration from Magellan Gold or an "affiliated corporation" for services in any capacity other than as a director or (B) is otherwise considered an "outside director" for purposes of Section 162(m) of the Code.

(f)               "Restricted Stock Unit" means the right to receive one Share credited to the Award Account or the Fee Account in accordance with this Plan.

(g)             "Subsidiary" means with respect to any person, a corporation the majority of whose share capital with voting power, under ordinary circumstances, to elect directors is, at the date of determination thereof, directly or indirectly owned by such person, by a Subsidiary of such person, or by such person and one or more Subsidiaries of such person.

3.	Administration.

(a)              Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee. The Board may, at any time and for any reason in its sole discretion, rescind all or any portion of such delegation.

(b)              Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i)       To construe and interpret the Plan and any agreements issued pursuant to the Plan and to establish, amend and revoke rules and regulations for their administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(ii)       To amend the Plan as provided in Sections 12 and 13.

(iii)       To waive in its sole discretion, at any time and from time to time, with respect to any award pursuant to Section 5 of the Plan, the vesting requirement set forth in Section 5(c) of the Plan, and to permit Restricted Stock Units to vest on an earlier date, including the date of grant.

(iv)       Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of Magellan Gold which are not in conflict with the provisions of the Plan.

(c)              Delegation to Committee. The Board may delegate administration of the Plan and its powers and duties thereunder to a Committee or Committees, and the term "Committee" shall apply to any person or persons to whom such authority has been delegated. Upon such delegation, the Committee shall have the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be deemed to include the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Plan, except respecting matters under Rule 16b-3 of the Exchange Act or Section 162(m) of the Code, or any rules or regulations issued thereunder, which are required by such rules or regulations to be determined in the sole discretion of the Committee.

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(d)              Effect of Decision of the Board or a Committee; No Liability. All determinations, interpretations and constructions made by the Board or a Committee in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons. No member of the Board or a Committee or any person to whom duties hereunder have been delegated shall be liable for any action, interpretation or determination made in good faith, and such persons shall be entitled to full indemnification and reimbursement consistent with applicable law, in the manner provided in Magellan Gold' Certificate of Incorporation and Bylaws as the same may be amended from time to time, or as otherwise provided in any agreement between any such member and Magellan Gold.

4.	Maintenance of Records. Magellan Gold shall maintain two bookkeeping accounts for each Eligible Person, an "Award Account" and a "Fee Account" , each of which shall be credited in accordance with the terms of this Plan and the elections of each Eligible Person pursuant to this Plan. Such accounts shall be maintained solely to evidence unfunded obligations of Magellan Gold.

5.	Award of Restricted Stock Units.

(a)              Discretionary Awards. The Board may, but shall not be required to, authorize the award of Restricted Stock Units to one or more of the Eligible Persons from time to time. At the discretion of the Board, such awards may occur on the date of an Eligible Person's initial engagement, on the date of the annual meeting of the Magellan Gold' stockholders, and/or on such other dates or upon the occurrence of such other events as the Board may determine. Upon any award of Restricted Stock Units pursuant to this Plan, the Award Account of such Eligible Person shall be credited with such number of Restricted Stock Units.

(b)              Vesting. Restricted Stock Units awarded pursuant to this Section 5 shall vest in the manner determined by the Board with respect to such award.

(c)              Voting. Restricted Stock Units shall have no voting rights.

6.	Deferral of Fees.

(a)              Board Authorization to Defer Cash Fees. The Board may permit any Eligible Person to elect to defer receipt of all or any portion of the cash compensation for services ("Fees") to be earned by such Eligible Person. In order to permit the deferral of Fees for any calendar year, the Board shall adopt a resolution (the "Deferral Authorization" ) no later than the close of the calendar year prior to the calendar year in which any services will be performed with respect to which Fees may be deferred. Any such Deferral Authorization shall permit any Eligible Person to elect to defer receipt of Fees in the manner set forth in Section 6(b) and (c). In the discretion of the Board, the Deferral Authorization may apply to the following calendar year, to multiple future years or to all future years, and may apply to all Fees earned or to only certain Fees earned during such period, in each case, as set forth in the Deferral Authorization, subject to the Board's authority to rescind or modify a Deferral Authorization for any calendar year prior to the commencement of such calendar year. Unless and until the Board adopts a Deferral Authorization as provided herein, no deferral of Fees shall be permitted.

(b)              Deferral Election.

(i)       Provided that a Deferral Authorization has been approved by the Board, any Eligible Person may, but is not required to, elect to defer receipt of all or any portion of any Fees to be earned by such Eligible Person by indicating such election to Magellan Gold on an Election Form supplied by Magellan Gold (each a "Deferral Election"). The Deferral Election must specify the Fees to be deferred and the period for which such Fees shall be deferred (each a "Deferral Period"). Each Deferral Election is irrevocable with respect to the Fees to which it applies and shall be valid only to the extent the Deferral Authorization covers the Fees and Deferral Period set forth in the Deferral Election.

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(ii)      Each Deferral Election must be made no later than the close of the calendar year prior to the first calendar year in which any services will be performed with respect to which Fees are deferred under such Deferral Election. Notwithstanding the foregoing, for the first year in which an Eligible Person becomes eligible to participate in this Plan, the Eligible Person may make an initial Deferral Election within 30 days after the date the Eligible Director becomes eligible to participate in this Plan, provided that, (i) such Deferral Election shall be valid only to the extent a Deferral Authorization covers the proposed Deferral Period, and (ii) such Deferral Election shall apply only to Fees payable with respect to services rendered after the date of such Deferral Election.

(iii)     For so long as a Deferral Authorization is in effect with respect to any proposed deferral, a Deferral Election may be made annually at the Eligible Person's direction, and shall continue from calendar year to calendar year unless a written request to modify or terminate that election for subsequent calendar years is submitted to Magellan Gold on or before December 31 of such year.

(c)              Credit for Amounts Deferred. The Fee Account will be credited with the number of Restricted Stock Units as are equal to the number of Shares, including fractions, that could have been purchased had the amount of the Fees accrued and deferred been used to purchase Shares on the date on which such Fees would have been earned had they not been deferred, at a price equal to Fair Market Value on such date. Restricted Stock Units awarded pursuant to this Section 6 shall vest immediately.

7.	Dividends, Distributions and Adjustments.

(a)              Whenever a cash dividend or any other distribution is paid with respect to Shares, the Award Account and Fee Account, as applicable, of each Eligible Person shall be credited with an additional number of Restricted Stock Units equal to the number of Shares that could have been purchased had such dividend or other distribution been paid on each Restricted Stock Unit in the Award Account and Fee Account, as applicable (on the record date for such dividend or distribution) and the amount of such dividend or value of such other distribution been used to acquire additional Shares at the Fair Market Value on the date such dividend or other distribution is paid. The value of any such other distribution on or related to Shares shall, at the option of the Board (or an authorized Committee of the Board), be either determined by the Board or independently established.

(b)              The number of Restricted Stock Units shall be fully adjusted upon the occurrence of any stock split, stock dividend, combination or reclassification, recapitalization, merger or similar event, and shall be appropriately adjusted for the value (determined in the manner provided above with respect to distributions) of any right, privilege or opportunity provided or offered by Magellan Gold to holders of Shares.

8.	Delivery of Shares.

(a)              Within thirty (30) days following the date on which the Eligible Person ceases to be an Eligible Person, a number of Shares equal to the number of vested Restricted Stock Units in such Eligible Person's Award Account and Fee Account shall be delivered to such Eligible Person, and all unvested Restricted Stock Units shall terminate.

(b)              In the event of an Eligible Person's death, such Eligible Person's estate or beneficiary, as appropriate, shall be paid an amount equal to the Fair Market Value on the date of death of a number of Shares equal to the number of the vested and unvested Restricted Stock Units credited to his or her Award Account and Fee Account.

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(c)               In the event that an Eligible Person incurs an Unforeseeable Emergency, the Board may direct the immediate lump sum transfer to the Eligible Person of vested amounts (in Shares or in cash equal to the Fair Market Value of Shares) that the Board determines to be necessary to satisfy such Unforeseeable Emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such Unforeseeable Emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Eligible Person's assets (to the extent the liquidation of such assets would not itself cause severe financial hardship). The preceding sentence shall be construed and administered in accordance with the requirements of Section 409A( a)(2) (B)(ii) of the Code. If an Eligible Person has suffered an Unforeseeable Emergency, the Board may, in its sole discretion, authorize the cessation of deferrals by such Eligible Person under the Plan. "Unforeseeable Emergency" shall mean a severe financial hardship to an Eligible Person resulting from an illness or accident of the Eligible Person, the Eligible Person's spouse, or a dependent (as defined in Section l 52(a) of the Code) of the Eligible Person, loss of the Eligible Person's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Eligible Person. This definition shall be construed and administered in accordance with the requirements of Code Section 409A(a)(2)(B)(ii).

(d)              Notwithstanding anything in this Plan to the contrary, no benefits payable by reason of an Eligible Person ceasing to be a member of the Board will be payable unless, or until, such Eligible Person shall have experienced a separation from service within the meaning of Code Section 409A and Treasury Regulations thereunder.

(e)              Distributions of fractional Restricted Stock Units shall be made in cash.

9.	Alienability. No amount due or payable under the Plan or any interest in the Plan, shall be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment, garnishment, lien, levy or like encumbrance. No such amount shall in any manner be liable for or subject to the debts or liability of any Eligible Person. Prior to delivery of Shares by Magellan Gold pursuant to Section 8, no Eligible Person shall have any right to transfer or assign any Share, or any right to receive any Share, credited to him or her under this Plan. Any purported assignment shall be null and void.

10.	Eligible Person's Rights Unsecured. The right of an Eligible Person to receive any cash payment or Shares hereunder shall rank as an unsecured claim against Magellan Gold and shall be subject to the claims of general creditors in the event of the bankruptcy or insolvency of Magellan Gold. Assets that may be set aside for Magellan Gold' convenience with respect to the Plan, and bookkeeping accounts maintained pursuant to the Plan, shall not in any way be construed as assets held in trust for, or be subject to any prior claim by, an Eligible Person or beneficiary.

11.	Effective Date. The Plan shall become effective on June 1, 2019.

12.	Section 409A. Magellan Gold intends that payments and benefits payable under the Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the Plan shall be construed in accordance with such intent. To the extent such payments or benefits could become subject to such Section, Magellan Gold shall cooperate with the Eligible Persons to amend the Plan with the goal of providing to the Eligible Persons the economic benefits described in the Plan in a manner that does not result in such tax being imposed. Notwithstanding any other provision of this Plan to the contrary, if (I) on the date of a Eligible Person's Separation from Service (as such term is used or defined in Code Section 409A(a)(2)(A)(i), Treasury Regulation Section 1.409A-1(h), or any successor law or regulation), any of Magellan Gold' equity is publicly traded on an established securities market or otherwise (within the meaning of Section 409A(a)(2)(B)(i) of the Code) and (2) as a result of such Separation from Service, the Eligible Person would receive any payment that, absent the application of this sentence, would be subject to interest and additional tax imposed pursuant to Code Section 409A as a result of the application of Code Section 409A(2)(B)(i), then, to the extent necessary to avoid the imposition of such interest and additional tax, such payment shall be deferred until the earlier of (i) 6 months after the Participant's Separation from Service or (ii) the Participant's death.

13.	Amendment and Termination. The Board or any authorized Committee of the Board may at any time terminate, and may at any time and from time to time and in any respect amend, the Plan for any reason; provided that the Plan may not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, or the rules and regulations thereunder.